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                                                                   Exhibit 10.16


                        AMENDMENT TO EMPLOYMENT AGREEMENT


         THIS AMENDMENT, dated as of February 3, 2000, is made and entered into by and between PREMIER CONCEPTS, INC., a Colorado corporation ("Company"), and KEVIN O'BRIEN ("Employee").

                                   WITNESSETH

         WHEREAS, Company and Employee are parties to a certain Employment Agreement dated February 26, 1999 (the "Original Employment Agreement"), pursuant to which Employee currently serves as Chief Operating Officer of Company.

         WHEREAS, Company is contemplating entering into an Agreement and Plan of Merger ("Merger Agreement") with AmazeScape.com Inc. ("AMZE"), pursuant to which Company would be required, among other things, to (a) form a new corporation under the laws of the State of Delaware ("Premier"), which would be a wholly owned subsidiary of Company, (b) transfer and assign to Premier substantially all businesses, rights, warranties, privileges, properties and assets (of every kind, nature and description whatsoever, real, personal or mixed, tangible or intangible and wherever situated), used or useful in the business of Parent as then conducted or proposed to be conducted (such transfer and assignment, the "Drop-Down") and (c) issue additional shares of Company's common stock and a new class of preferred stock as part of the consideration for the merger of AmazeMerger Co., a Delaware corporation and wholly-owned subsidiary of Company, with and into AMZE (such merger, the "Merger").

         WHEREAS, subject to the terms and conditions set forth in this Amendment, the parties have agreed that, as part of the Drop-Down, Company shall assign all of its rights and interests in and to the Original Employment Agreement to Premier and that Employee shall continue to serve as the Chief Operating Officer of Premier in accordance with the terms set forth in the Original Employment Agreement, as amended by this Amendment (the "Employment Agreement").

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinbelow set forth, the parties agree as follows:

         1. GRANT AND ISSUANCE OF ADDITIONAL STOCK OPTIONS. The Merger Agreement contemplates the adoption by Company of a certain Stock Option Plan, conditioned on the consummation of the Merger. As consideration for entering into this Amendment, Company agrees that, if the Merger is consummated, Company will grant and issue to Employee on the date of the Merger incentive stock options pursuant to said Stock Option Plan to purchase, exercisable at any time after the vesting of such options but prior to fifth (5th) anniversary of such vesting, an aggregate of 20,000 shares of Company's common stock, par value $.002 per share ("Common Stock"), at a price per share equal to the closing price of Common Stock on The Nasdaq SmallCap Market on the last trading day immediately preceding the date of issuance of said options. The options granted to Employee under this Amendment shall vest as follows:
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                  (a) If before February 25, 2001 Premier makes an "Extension"
(as defined in paragraph 2 below), the option to purchase fifty percent (50%) of said shares of Common Stock shall vest on February 25, 2001 and Employee's option to purchase the remaining fifty percent (50%) of said shares of Common Stock shall vest on February 25, 2002.

                  (b) If as of February 25, 2001 Premier has not made an "Extension" (as defined in paragraph 2 below), the option to purchase all shares of Common Stock shall vest on February 25, 2001.

In the event Employee's employment with Premier is terminated by Premier without "Cause" (as defined in the Original Employment Agreement) prior to the vesting of the options described in this paragraph 1, then and in such event those options shall be deemed automatically to have vested and become exercisable by Employee in accordance with their respective terms and conditions. Said options, to the extent vested, may be exercised in whole or in any one or more parts, at any time prior to their expiration as set forth in said Stock Option Plan.

The options to be granted and issued to Employee pursuant to this paragraph 1 are in addition to, not in replacement of, any other options granted or other benefits accorded to Employee by Company, whether pursuant to the Original Employment Agreement or otherwise.

         2. EXTENSION OF THE TERM. Employee hereby grants Premier the right to extend the "Term" (as defined in the Original Employment Agreement) for an additional period of one year (i.e., through February 25, 2003), but with a cost-of-living adjustment in Employee's salary in proportion to the change in the Denver Metropolitan Area Consumer Price Index (all items) for All Urban Consumers as published from time to time by the United Sates Department of Labor, Bureau of Labor Statistics (or, if at the relevant time such index has been discontinued or replaced, such other governmental index or computation with which it has been replaced that would yield substantially the same result as would have been obtained had such index not been discontinued or replaced) from February 25, 2001 to February 25, 2002. An extension of the Term pursuant to this paragraph 2 is referred to herein as an "Extension."

         3. SEVERANCE PAYMENTS. Employee shall be entitled to receive, as severance, continued payment of salary for the six-month period immediately following Employee's termination of employment with Premier (at the rate in effect at the time of termination) if and only if such termination occurs, without "Cause" (as defined in the Original Employment Agreement):

                  (a) on February 25, 2002, if Premier has not made an Extension;

                  (b) on February 25, 2003, if Premier has not made Employee a reasonable offer to extend Employee's employment with Premier after such date pursuant to a written employment agreement; or


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                  (c) within six months before the expiration of the Term on
February 25, 2002 (if Premier does not exercise its right to make an Extension pursuant to paragraph 2) or February 25, 2003 (if Premier does exercise its right to make an Extension pursuant to paragraph 2).

Notwithstanding the foregoing, any severance payments due pursuant to this paragraph 3 shall be reduced, if applicable, by any "Termination Payments" received by Employee pursuant to Section 3.11 of the Original Employment Agreement.

         4. WAIVER OF RIGHTS PURSUANT TO "CHANGE OF CONTROL" PROVISIONS. Section
8.4 of the Original Employment Agreement (which states the definition of the term "Change of Control") is hereby amended to insert the following before the period at the end of such section:

                  ; provided, however, no "Change of Control" shall be deemed to have occurred by virtue of the consummation of any transaction contemplated by the Agreement and Plan of Merger to which Company and AmazeScape.com, Inc. are or may become parties.

Employee acknowledges that the intent and effect of this paragraph 4 is for Employee to waive any and all rights under the Original Employment Agreement arising upon the occurrence of a "Change of Control" (including, without limitation, the right to voluntarily terminate employment pursuant to Section
3.8 of the Original Employment Agreement) by virtue of the consummation of transactions contemplated by the Merger Agreement. Employee represents and warrants that Employee's waiver in this paragraph 4 has been made knowingly, intelligently and voluntarily and that Company's covenant to issue additional options as set forth in paragraph 1 and to pay severance upon certain events as set forth in paragraph 3 of this Amendment constitutes adequate consideration for Employee's waiver pursuant to this paragraph 4.

         5. ASSIGNMENT OF COMPANY'S RIGHTS UNDER ORIGINAL EMPLOYMENT AGREEMENT. Company intends, as part of the Drop-Down, to transfer and assign to Premier all of Company's rights and interests in and to the Employment Agreement. Employee acknowledges that Company has the right to effect such transfer and assignment without Employee's consent. Upon and after such transfer and assignment, all references to "Company" under the Original Employment Agreement shall mean and refer to Premier, rather than Company, and Premier shall be substituted for Company as a party to the Original Employment Agreement; provided, however, all references to "Company" in Section 2.4 of the Original Employment Agreement (i.e., the provisions relating to Company's Incentive Stock Option Plan and common stock) shall continue to refer to Company.

         6. EFFECT OF THIS AMENDMENT ON ORIGINAL EMPLOYMENT AGREEMENT. This Amendment is intended to amend the Original Employment Agreement and, therefore, to the extent of any inconsistency between the terms of the Original Employment Agreement and the terms of this Amendment, the terms of this Amendment shall control. The Original Employment Agreement, as amended by this Amendment, shall remain in full force and effect.


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         7. EMPLOYEE'S INDEPENDENT COUNSEL. Employee acknowledges that counsel to Company has advised Employee to seek the advice of her own separate counsel in connection with entering into this Amendment. Employee represents that Employee is entering into this Amendment after obtaining or having the opportunity to obtain such advice.

         IN WITNESS WHEREOF, this Amendment is executed as of the date first above written.

         Company:                           PREMIER CONCEPTS, INC., a Colorado
                                            corporation


                                            By:_________________________________


         Employee:                          ____________________________________
                                            KEVIN O'BRIEN


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